Exhibit 99.1

July 26, 2019	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

Cabot Oil & Gas Corporation Reports Second Quarter 2019 Results, Expands Share Repurchase Program Authorization

HOUSTON, July 26, 2019/PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today reported financial and operating results for the second quarter of 2019.

"During the quarter, Cabot successfully executed on its strategic plan of delivering a combination of positive free cash flow generation, improved return on capital employed, and disciplined growth in per share metrics, while continuing to return capital to shareholders through a combination of dividends and opportunistic share repurchases," stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “Our success for the quarter was achieved despite NYMEX natural gas prices retreating to the lowest levels the industry has experienced since the second quarter of 2016, further highlighting Cabot’s ability to deliver strong financial results throughout the natural gas price cycle.”

Second Quarter 2019 Highlights

•	Net income of $181.0 million (or $0.43 per share); adjusted net income (non-GAAP) of $150.6 million (or $0.36 per share)

•	Net cash provided by operating activities of $326.7 million; discretionary cash flow (non-GAAP) of $301.9 million

•	Free cash flow (non-GAAP) of $72.7 million

•	Return on capital employed (ROCE) (non-GAAP) for the trailing twelve months of 23.5 percent

•	Returned $163.4 million of capital to shareholders through dividends and share repurchases

•	Daily equivalent production of 2,349 million cubic feet equivalent (Mmcfe) per day, an increase of 24 percent relative to the prior-year period

•	Improved operating expenses per unit to $1.41 per thousand cubic feet equivalent (Mcfe), a 24 percent reduction relative to the prior-year period

See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures including adjusted net income, discretionary cash flow, EBITDAX, free cash flow, net debt to adjusted capitalization ratio, and ROCE.

Second Quarter 2019 Financial Results

Second quarter 2019 daily equivalent production was 2,349 Mmcfe per day (100 percent natural gas), meeting the high-end of the Company’s guidance range and representing a 24 percent increase relative to the second quarter of 2018.

Second quarter 2019 net income was $181.0 million, or $0.43 per share, compared to net income of $42.4 million, or $0.09 per share, in the prior-year period. Second quarter 2019 adjusted net income (non-GAAP) was $150.6 million, or $0.36 per share, compared to adjusted net income of $57.9 million, or $0.13 per share, in the prior-year period. Second quarter 2019 EBITDAX (non-GAAP) was $311.1 million, compared to $232.1 million in the prior-year period.

Second quarter 2019 net cash provided by operating activities was $326.7 million, compared to $273.9 million in the prior-year period. Second quarter 2019 discretionary cash flow (non-GAAP) was $301.9 million, compared to $196.5 million in the prior-year period. Second quarter 2019 free cash flow (non-GAAP) was $72.7 million, compared to a free cash flow deficit of $62.0 million in the prior-year period.

Second quarter 2019 natural gas price realizations, including the impact of derivatives, were $2.27 per thousand cubic feet (Mcf), an increase of six percent compared to the prior-year period. Excluding the impact of derivatives, second quarter 2019 natural gas price realizations were $2.20 per Mcf, representing a $0.44 discount to NYMEX settlement prices compared to a $0.68 discount in the prior-year period.

Second quarter 2019 operating expenses (including financing) decreased to $1.41 per Mcfe, a 24 percent improvement compared to the prior-year period. The decrease in operating expenses per unit was primarily driven by a reduction in exploration expenses, in addition to improvements in direct operations; taxes other than income; depreciation, depletion, and amortization; general and administrative; and interest expense.

Cabot incurred a total of $220.4 million of capital expenditures in the second quarter of 2019 including $213.1 million of drilling and facilities capital, $2.6 million of leasehold acquisition capital, and $4.7 million of other capital. Additionally, the Company contributed $3.3 million to its equity method pipeline investments. See the supplemental table at the end of this press release reconciling the capital expenditures during the second quarter of 2019.

Year-To-Date 2019 Financial Results

Daily equivalent production for the six-month period ended June 30, 2019 was 2,313 Mmcfe per day (100 percent natural gas), representing a 22 percent increase relative to the prior-year period.

For the six-month period ended June 30, 2019, net income was $443.8 million, or $1.05 per share, compared to net income of $159.7 million, or $0.35 per share, for the prior-year period. Adjusted net income (non-GAAP) was $458.4 million, or $1.08 per share, compared to adjusted net income of $186.4 million, or $0.41 per share, for the prior-year period. EBITDAX (non-GAAP) for the six-month period ended June 30, 2019 was $824.7 million, compared to $510.7 million for the prior-year period.

For the six-month period ended June 30, 2019, net cash provided by operating activities was $911.9 million, compared to $546.7 million for the prior-year period. Discretionary cash flow (non-GAAP) for the six-month period ended June 30, 2019 was $807.7 million, compared to $476.8 million for the prior-year period. Free cash flow (non-GAAP) was $381.1 million for the six-month period ended June 30, 2019, compared to $26.6 million for the prior-year period. ROCE (non-GAAP) improved to 23.5 percent for the trailing twelve months ended June 30, 2019, compared to 8.5 percent for the trailing twelve months ended June 30, 2018.

Natural gas price realizations, including the impact of derivatives, were $2.80 per Mcf for the six-month period ended June 30, 2019, an increase of 22 percent compared to the prior-year period.

For the six-month period ended June 30, 2019, operating expenses (including financing) decreased to $1.45 per Mcfe, a 16 percent improvement compared to the prior-year period. The decrease in operating expenses per unit was primarily driven by a reduction in exploration expenses, in addition to improvements in direct operations; taxes other than income; depreciation, depletion, and amortization; general and administrative; and interest expense.

Cabot incurred a total of $424.7 million of capital expenditures during the six-month period ended June 30, 2019 including $415.4 million of drilling and facilities capital; $3.3 million of leasehold acquisition capital; and $6.0 million of other capital. Additionally, the Company contributed $5.1 million to its equity method pipeline investments during the six-month period ended June 30, 2019. See the supplemental table at the end of this press release reconciling the capital expenditures during the six-month period ended June 30, 2019.

Share Repurchase Program Update

During the second quarter of 2019, Cabot repurchased 5.1 million shares at a weighted-average share price of $24.63. Since reactivating the share repurchase program in the second quarter of 2017, Cabot has reduced its shares outstanding by over 10 percent to 418.4 million shares.

Additionally, the Board of Directors has authorized an increase in the Company's share repurchase program by 25.0 million shares, bringing the current remaining authorization to 31.5 million shares (or approximately eight percent of its current shares outstanding). All purchases will be made in accordance with applicable securities laws from time to time in open market or private transactions, depending on market conditions, and may be discontinued at any time. "Cabot remains committed to returning a minimum of 50 percent of its annual free cash flow to shareholders in any given year, while also preserving cash on the balance sheet to support continued opportunistic returns of capital, even in the lows of the natural gas price cycle,” noted Dinges. “Our outlook for continued positive free cash flow generation provides us confidence that we will remain an industry leader in returning capital to shareholders.”

Financial Position and Liquidity

As of June 30, 2019, Cabot had total debt of $1.2 billion and cash on hand of $241.4 million. The Company's net debt-to-adjusted capitalization ratio and net debt-to-trailing twelve months EBITDAX ratio were 29.4 percent and 0.6x, respectively, compared to 37.0 percent and 1.0x as of December 31, 2018. The Company currently has no debt outstanding under its credit facility, resulting in over $1.7 billion of liquidity.

Third Quarter and Full-Year 2019 Guidance Update

Cabot has provided its third quarter 2019 production guidance range of 2,360 to 2,410 Mmcfe per day. The Company has also adjusted its 2019 production growth guidance to a range of 16 to 18 percent (24 to 26 percent on a debt-adjusted per share basis) due in large part to a change in the operating plan resulting from a unique opportunity to acquire acreage adjacent to an eight-well pad, allowing the Company to increase the total lateral footage on the pad by approximately 28,000 feet (increasing the average lateral length per well from 8,950 feet to 12,450 feet). “This increase in lateral lengths will improve the capital efficiency and economics of the pad; however, the longer cycle time will result in a delay in the wells being placed on production, pushing out the production contribution from this pad to late December or early January,” said Dinges.

Cabot has updated its 2019 capital budget to a range of $800 million to $820 million to reflect the incremental drilling and completion activity on the previously referenced eight-well pad and an increase in drilling activity for the year by four net wells resulting from continued efficiency gains on the Company’s three fully-contracted drilling rigs.

Additionally, the Company has updated its NYMEX price assumption range for 2019 to reflect a tighter band of expected outcomes resulting from seven months of actual NYMEX settlements year-to-date. The Company has provided updated guidance on its estimated key financial metrics based on this NYMEX price assumption range in the table below.

Estimated 2019 Key Financial Metrics (1)	$2.60 NYMEX	$2.70 NYMEX	$2.80 NYMEX
Adjusted Earnings Per Share Growth (%)	38% - 42%	45% - 49%	52% - 56%
Free Cash Flow ($mm)	$500 - $525	$550 - $575	$600 - $625
Return on Capital Employed (%)	20% - 22%	21% - 23%	22% - 24%

(1) Includes the impact of derivative instruments

For further disclosure on Cabot's expected third quarter 2019 natural gas pricing exposure by index and cost guidance, please see the current Guidance slide in the Investor Relations section of the Company's website.

Preliminary Full-Year 2020 Guidance

Cabot has provided its preliminary 2020 production growth guidance of five percent (seven to eight percent on a debt-adjusted per share basis). This production growth is based on a preliminary capital budget range of $700 million to $725 million. The Company's 2020 program is expected to deliver $375 million to $400 million of free cash flow at a $2.50 NYMEX price and $525 million to $550 million of free cash flow at a $2.75 NYMEX price. “Based on our current outlook for the natural gas market, we believe a strategy that focuses on maximizing free cash flow generation through a reduction in capital spending and production growth will create the most value for our shareholders,” explained Dinges. “This strategy, which is underpinned by disciplined capital allocation, will allow the Company to sustainably deliver a combination of free cash flow generation, high return on capital employed, consistent return of capital to shareholders, low leverage, and growth in production and reserves per share.”

Conference Call Webcast

A conference call is scheduled for Friday, July 26, 2019, at 9:30 a.m. Eastern Time to discuss second quarter 2019 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, returns to shareholders, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Form 10-K and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
PRODUCTION VOLUMES
Natural gas (Bcf)	213.8	172.4	418.6	337.0
Crude oil and condensate (Mbbl)	—	—	—	754.0
Natural gas liquids (NGLs) (Mbbl)	—	—	—	75.1
Equivalent production (Bcfe)	213.8	172.4	418.6	342.0
Daily equivalent production (Mmcfe/day)	2,349	1,895	2,313	1,890

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$2.27	$2.15	$2.80	$2.29
Natural gas, excluding hedges ($/Mcf)	$2.20	$2.11	$2.64	$2.30
Crude oil and condensate, including hedges ($/Bbl)	$—	$—	$—	$63.68
Crude oil and condensate, excluding hedges ($/Bbl)	$—	$—	$—	$64.68
NGL ($/Bbl)	$—	$—	$—	$21.49

AVERAGE UNIT COSTS ($/Mcfe)
Direct operations	$0.08	$0.09	$0.09	$0.10
Transportation and gathering	0.66	0.66	0.67	0.66
Taxes other than income	0.02	0.03	0.02	0.04
Exploration	0.02	0.32	0.03	0.17
Depreciation, depletion and amortization	0.45	0.49	0.45	0.49
General and administrative (excluding stock-based compensation)	0.08	0.09	0.08	0.10
Stock-based compensation	0.03	0.03	0.05	0.03
Interest expense	0.07	0.14	0.06	0.13
	$1.41	$1.85	$1.45	$1.72

WELLS DRILLED (1)
Gross	24	24	49	39
Net	24.0	24.0	49.0	39.0

WELLS COMPLETED (1)
Gross	28	23	42	34
Net	28.0	23.0	42.0	34.0
_______________________________________________________________________________

(1)	Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2019	2018	2019	2018
OPERATING REVENUES
Natural gas	$470,482	$364,660	$1,103,656	$776,768
Crude oil and condensate	—	—	—	48,722
Gain (loss) on derivative instruments	63,649	(3,668)	71,906	1,909
Brokered natural gas	—	92,576	—	97,526
Other	(14)	(121)	236	1,749
	534,117	453,447	1,175,798	926,674
OPERATING EXPENSES
Direct operations	18,093	15,657	36,427	35,727
Transportation and gathering	141,689	114,189	279,022	226,314
Brokered natural gas	—	80,082	—	85,032
Taxes other than income	3,640	5,392	9,487	12,582
Exploration	4,504	54,500	10,548	58,117
Depreciation, depletion and amortization	96,147	84,910	188,405	167,038
General and administrative (excluding stock-based compensation)	16,168	15,533	32,126	34,146
Stock-based compensation(1)	6,721	5,695	21,853	11,142
	286,962	375,958	577,868	630,098
Earnings (loss) on equity method investments	3,650	(4)	7,334	(998)
Gain (loss) on sale of assets	—	544	(1,500)	(40,505)
INCOME FROM OPERATIONS	250,805	78,029	603,764	255,073
Interest expense, net	14,567	23,328	26,748	43,386
Other expense	143	118	287	232
Income before income taxes	236,095	54,583	576,729	211,455
Income tax expense	55,086	12,152	132,957	51,793
NET INCOME	$181,009	$42,431	$443,772	$159,662
Earnings per share - Basic	$0.43	$0.09	$1.05	$0.35
Weighted-average common shares outstanding	422,141	451,055	422,626	455,361
_______________________________________________________________________________

(1)	Includes the impact of our performance share awards and restricted stock.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	June 30, 2019	December 31, 2018
ASSETS
Current assets	$631,330	$544,545
Properties and equipment, net (Successful efforts method)	3,699,575	3,463,606
Other assets	232,824	190,678
	$4,563,729	$4,198,829
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$234,026	$287,264
Long-term debt, net	1,219,555	1,226,104
Deferred income taxes	611,163	458,597
Other liabilities	154,181	138,705
Stockholders' equity	2,344,804	2,088,159
	$4,563,729	$4,198,829

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$181,009	$42,431	$443,772	$159,662
Deferred income tax expense	64,645	2,689	152,647	66,976
(Gain) loss on sale of assets	—	(544)	1,500	40,505
Exploratory dry hole cost	3	51,145	16	51,085
Gain on derivative instruments	(63,649)	3,668	(71,906)	(1,909)
Net cash received (paid) in settlement of derivative instruments	15,397	5,819	68,377	(20,312)
Income charges not requiring cash	104,477	91,289	213,343	180,790
Changes in assets and liabilities	24,768	77,403	104,188	69,863
Net cash provided by operating activities	326,650	273,900	911,937	546,660

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(225,850)	(231,014)	(421,500)	(387,271)
Proceeds from sale of assets	—	323	2,346	646,868
Investment in equity method investments	(3,303)	(27,487)	(5,131)	(62,905)
Distribution of investment from equity method investments	758	—	758	—
Net cash (used in) provided by investing activities	(228,395)	(258,178)	(423,527)	196,692

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of debt	—	—	(7,000)	—
Treasury stock repurchases	(125,260)	(212,520)	(156,638)	(419,654)
Dividends paid	(38,092)	(27,071)	(67,697)	(54,718)
Tax withholdings on vesting of stock awards	(987)	(65)	(10,557)	(8,033)
Capitalized debt issuance costs	(7,411)	—	(7,411)	—
Net cash used in financing activities	(171,750)	(239,656)	(249,303)	(482,405)
Net (decrease) increase in cash and cash equivalents	$(73,495)	$(223,934)	$239,107	$260,947

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of our peers and of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

We have also included herein certain forward-looking non-GAAP financial measures. Due to the forward-looking nature of these non-GAAP financial measures, we cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Reconciling items in future periods could be significant.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings Per Share

Adjusted Net Income and Adjusted Earnings per Share are presented based on our belief that these non-GAAP measures enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. Adjusted Net Income and Adjusted Earnings per Share are not measures of financial performance under GAAP and should not be considered as alternatives to net income and earnings per share, as defined by GAAP.

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2019	2018	2019	2018
As reported - net income	$181,009	$42,431	$443,772	$159,662
Reversal of selected items:
(Gain) loss on sale of assets	—	(544)	1,500	40,505
(Gain) loss on derivative instruments(1)	(48,252)	9,487	(3,529)	(22,221)
Stock-based compensation expense	6,721	5,695	21,853	11,142
Severance expense	2,124	28	2,124	28
Interest expense related to income tax reserves	—	5,517	(3,052)	5,517
Tax effect on selected items	8,998	(4,751)	(4,315)	(8,232)
Adjusted net income	$150,600	$57,863	$458,353	$186,401
As reported - earnings per share	$0.43	$0.09	$1.05	$0.35
Per share impact of selected items	(0.07)	0.04	0.03	0.06
Adjusted earnings per share	$0.36	$0.13	$1.08	$0.41
Weighted-average common shares outstanding	422,141	451,055	422,626	455,361
_______________________________________________________________________________

(1)
This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in Gain (loss) on derivative instruments in the Condensed Consolidated Statement of Operations.

Return on Capital Employed

Return on Capital Employed (ROCE) is defined as adjusted net income (defined above) plus after-tax net interest expense divided by average capital employed, which is defined as total debt plus stockholders’ equity. ROCE is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our profitability and the efficiency with which we have employed capital over time relative to other companies. ROCE is not a measure of financial performance under GAAP and should not be considered an alternative to net income.

	Twelve Months Ended June 30,
(In thousands)	2019	2018
Interest expense, net	$56,563	$84,127
Interest expense related to income tax reserves (1)	5,453	(5,517)
Tax benefit	(14,274)	(23,966)
After-tax interest expense, net (A)	47,742	54,644

As reported - net income	841,153	132,808
Adjustments to as reported - net income, net of tax	(38,088)	145,012
Adjusted net income (B)	803,065	277,820

Adjusted net income before interest expense, net (A + B)	$850,807	$332,464

Total debt - beginning of twelve month period	$1,522,572	$1,521,211
Stockholders’ equity - beginning of twelve month period	2,154,174	2,642,031
Capital employed - beginning of twelve month period	3,676,746	4,163,242

Total debt - end of twelve month period	1,219,555	1,522,572
Stockholders’ equity - end of twelve month period	2,344,804	2,154,174
Capital employed - end of twelve month period	3,564,359	3,676,746

Average capital employed (C)	$3,620,553	$3,919,994

Return on average capital employed (ROCE) (A+B) / C	23.5%	8.5%
_______________________________________________________________________________

(1)	Interest expense related to income tax reserves is included in the adjustments to as reported - net income, net of tax.

Discretionary Cash Flow and Free Cash Flow Calculation and Reconciliation

Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures and investment in equity method investments. Free Cash Flow is an indicator of a company's ability to generate cash flow after spending the money required to maintain or expand its asset base. Free Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2019	2018	2019	2018
Net cash provided by operating activities	$326,650	$273,900	$911,937	$546,660
Changes in assets and liabilities	(24,768)	(77,403)	(104,188)	(69,863)
Discretionary cash flow	301,882	196,497	807,749	476,797
Capital expenditures	(225,850)	(231,014)	(421,500)	(387,271)
Investment in equity method investments	(3,303)	(27,487)	(5,131)	(62,905)
Free cash flow	$72,729	$(62,004)	$381,118	$26,621

EBITDAX Calculation and Reconciliation

EBITDAX is defined as net income plus interest expense, other expense, income tax expense, depreciation, depletion and amortization (including impairments), exploration expense, gain and loss on sale of assets, non-cash gain and loss on derivative instruments, earnings and loss on equity method investments, cash distributions received from equity method investments, and stock-based compensation expense. EBITDAX is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our ability to internally fund exploration and development activities and to service or incur debt without regard to financial or capital structure. EBITDAX is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2019	2018	2019	2018
Net income	$181,009	$42,431	$443,772	$159,662
Plus (less):
Interest expense, net	14,567	23,328	26,748	43,386
Other expense	143	118	287	232
Income tax expense	55,086	12,152	132,957	51,793
Depreciation, depletion and amortization	96,147	84,910	188,405	167,038
Exploration	4,504	54,500	10,548	58,117
(Gain) loss on sale of assets	—	(544)	1,500	40,505
Non-cash (gain) loss on derivative instruments	(48,252)	9,487	(3,529)	(22,221)
(Earnings) loss on equity method investments	(3,650)	4	(7,334)	998
Equity method investment distributions	4,779	—	9,508	—
Stock-based compensation	6,721	5,695	21,853	11,142
EBITDAX	$311,054	$232,081	$824,715	$510,652

Net Debt Reconciliation

The total debt to total capitalization ratio is calculated by dividing total debt by the sum of total debt and total stockholders’ equity. This ratio is a measurement which is presented in our annual and interim filings and we believe this ratio is useful to investors in determining our leverage. Net Debt is calculated by subtracting cash and cash equivalents from total debt. Net Debt and the Net Debt to Adjusted Capitalization ratio are non-GAAP measures which we believe are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire debt. Additionally, as we may incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating the Net Debt to Adjusted Capitalization ratio.

(In thousands)	June 30, 2019	December 31, 2018
Total debt	$1,219,555	$1,226,104
Stockholders’ equity	2,344,804	2,088,159
Total capitalization	$3,564,359	$3,314,263

Total debt	$1,219,555	$1,226,104
Less: Cash and cash equivalents	(241,394)	(2,287)
Net debt	$978,161	$1,223,817

Net debt	$978,161	$1,223,817
Stockholders’ equity	2,344,804	2,088,159
Total adjusted capitalization	$3,322,965	$3,311,976

Total debt to total capitalization ratio	34.2%	37.0%
Less: Impact of cash and cash equivalents	4.8%	—%
Net debt to adjusted capitalization ratio	29.4%	37.0%
Capital Expenditures

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2019	2018	2019	2018
Cash paid for capital expenditures	$225,850	$231,014	$421,500	$387,271
Change in accrued capital costs	(5,466)	(17,308)	3,168	(6,275)
Exploratory dry hole cost	(3)	(51,145)	(16)	(51,085)
Capital expenditures	$220,381	$162,561	$424,652	$329,911